EXHIBIT 99.1

Contacts: Investors Rod Cooper Seagate 831-439-2371	Investors Jenifer Kirtland Maxtor 408-324-7056	Media Woody Monroy Seagate 831-439-2838

SHAREHOLDERS APPROVE SEAGATE TECHNOLOGY ACQUISITION OF MAXTOR

Combination Will Provide Increased Scale To Drive Product Innovation, Maximize Operational Efficiencies

Scotts Valley, CA and Milpitas, CA— May 17, 2006– Seagate Technology (NYSE: STX), and Maxtor Corporation (NYSE: MXO) announced today that Seagate shareholders and Maxtor stockholders have approved the previously announced definitive merger agreement under which Seagate will acquire Maxtor in an all stock transaction.

With all required regulatory and shareholder approvals now secured, it is expected that the transaction will close in 2-3 business days and that Maxtor shares will cease to be listed on the New York Stock Exchange before the market opens on Monday, May 22, 2006.

“Seagate has approached this transaction much differently than traditional mergers and acquisitions. This combination will deliver greater scale by leveraging Seagate’s successful business model and is not intended to be a traditional integration of product lines or operations,” said Bill Watkins, Seagate’s President and CEO. “The acquisition of Maxtor will further build on Seagate’s foundation as the premier global hard disc drive company and strengthens our ability to drive future growth by providing enhanced operating scale and key resources to fuel product innovation, maximize efficiency and realize significant cost benefits. The scale gained with this acquisition is needed to meet the world’s growing demand for sharing and storing digital content. Seagate’s continued investment in burgeoning markets like Consumer Electronics and Branded Solutions, as well as our core computing markets, has seen our product set grow from eight to 30 products over the last three years and is now on pace to reach almost 50 products over the next two years. Leveraging increased scale with Seagate’s successful product platform strategy, we believe the combined company is best-positioned to deliver to global customers a more compelling, diverse set of products at more competitive prices, to meet the growing demand for storage.”

The approvals were obtained at special meeting of Seagate shareholders and an annual meeting of Maxtor stockholders, held by each company earlier today. Under the previously announced terms of the transaction, Maxtor stockholders will receive 0.37 shares of Seagate common stock for each Maxtor share they owned at the closing.

Conference Call Information

Company management plans to hold a conference call to discuss the completion of the acquisition on May 22, 2006, at 8:00 a.m. Eastern Time. The conference call can be accessed online at www.seagate.com or by telephone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Replay

A replay will be available beginning May 22 at 5 p.m. Pacific Time through May 29 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com/newsinfo/invest or by telephone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 9162676

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com. Seagate, Seagate Technology and the Wave logo are registered trademarks of Seagate Technology LLC.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products, and services and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

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